Exhibit 99.1

Date:                 January 26, 2012                                                                                           NEWS RELEASE

For Release:     IMMEDIATELY

                                                                                                                                                        Hubbell Incorporated

                                                                                                                                                   40 Waterview Drive

                                                                                                                                                 Shelton, CT 06484

                                                                                                                                        475-882-4000

Contact:             James M. Farrell

HUBBELL REPORTS FOURTH QUARTER RESULTS;

NET SALES OF $740.0 MILLION AND EARNINGS PER DILUTED SHARE OF $1.17

SHELTON, CT. (January 26, 2012) – Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the fourth quarter ended December 31, 2011.

Net sales in the fourth quarter of 2011 were $740.0 million, an increase of 16% compared to the $639.3 million reported in the fourth quarter of 2010. Operating income was $109.8 million, or 14.8% of net sales, compared to $91.0 million, or 14.2% of net sales, for the comparable period of 2010. The effective tax rate in the fourth quarter of 2011 was 30.8% compared to 26.3% reported in the fourth quarter of 2010. Net income in the fourth quarter of 2011 was $70.0 million compared to $49.7 million reported in the fourth quarter of 2010, which included a $9.1 million after tax charge for the debt extinguishment. Earnings per diluted share in the fourth quarter of 2011 were $1.17 compared to $0.81 reported in the fourth quarter of 2010, which included a $0.15 per share charge for the debt extinguishment. Free cash flow (defined as cash flow from operations less capital expenditures) was $103.7 million in the fourth quarter of 2011 versus $76.7 million reported in the comparable period of 2010.

Net sales for the full year 2011 were $2.9 billion, an increase of 13% compared to 2010. Operating income was $423.8 million, or 14.8% of net sales, compared to $367.8 million, or 14.5% of net sales, for the comparable period of 2010. Net income for the full year 2011 was $267.9 million, an increase of 23% compared to the $217.2 million reported in 2010. Earnings per diluted share were $4.42, or 23% above the $3.59 reported for the comparable period of 2010. Free cash flow was $279.6 million compared to $218.9 million reported in 2010.

OPERATIONS REVIEW

Timothy H. Powers, Chairman, President, and Chief Executive Officer said “Our strong fourth quarter results capped another terrific year for Hubbell. Our fourth quarter sales increased 16% compared to last year with both segments growing in line with overall sales. We reported operating margin of 14.8%, up 60 basis points compared to the fourth quarter of 2010, led by our Power segment. Our margin improvement was primarily due to the increased sales. I am also pleased to report that for the first time during the year, price realization exceeded commodity costs compared to the prior year.

“Our incoming orders in the fourth quarter remained well above the prior year. Higher demand in the utility market was driven by the continuation of increased transmission related project spending. The industrial market was strong led by our harsh and hazardous businesses. New construction spending in the U.S. non-residential market was lower but was more than offset by higher demand for renovation and relight projects, including LED related products. The residential market remained weak although we are encouraged by early signs of a modest recovery.”

Mr. Powers added “In reviewing the full year results, our sales increased 13% despite roughly half of our markets remaining at or near trough levels. We benefitted in several key growth areas including utility, oil and gas markets and energy efficient lighting used for renovation and relighting. Looking at our profitability, since 2006 we have increased our operating margin by over 500 basis points – a remarkable achievement in such a short time frame considering the significant volatility in both markets and commodity prices. We achieved these results through focus on price discipline and driving productivity programs throughout the organization.”

SEGMENT REVIEW

The comments and year-over-year percentages in this segment review are based on fourth quarter results in 2011 and 2010.

Electrical segment net sales in the fourth quarter of 2011 increased 14% to $513.6 million compared to $449.9 million reported in the fourth quarter of 2010. The sales increase was broad based, while price realization and acquisitions added 2% and 1%, respectively, to sales in the quarter. Compared to the fourth quarter of 2010, operating income increased 16% to $73.7 million, or 14.3% of net sales. The increase in operating income was primarily due to higher sales and price increases in excess of commodity costs. In addition, increased costs were partially offset by productivity.

Hubbell’s Power segment net sales in the fourth quarter of 2011 increased 20% to $226.4 million compared to $189.4 million reported in the fourth quarter of 2010. The increase was due to stronger demand for transmission related projects as well as higher international demand. In addition, price realization contributed 3% to sales in the quarter. Compared to the fourth quarter of 2010, operating income increased 32% to $36.1 million, or 15.9% of net sales. The increase in operating income was primarily due to higher sales. In addition, commodity and other cost increases were largely offset by price realization and productivity.

SUMMARY & OUTLOOK

Mr. Powers commented “Looking into 2012, we expect overall sales to increase in the 4 to 6% range with both segments contributing. The sales growth is expected to be 2 to 4% from organic volume and another 2% from the combination of pricing and acquisitions. Within our Electrical segment, we expect 3 to 5% growth as the industrial market and renovation and relight are anticipated to grow while the new construction markets, non-residential and residential, are anticipated to slowly begin to turn up during the year. The Power segment is expected to grow in the 6 to 8% range as our utility customers are likely to increase spending for distribution products. We also anticipate the recent growth trends we have experienced for transmission related projects will continue in 2012 and beyond.”

Mr. Powers concluded “While I am extremely pleased with our operating margin performance in 2011, we have opportunity to do more. We plan to expand our operating margins by approximately 50 basis points in 2012. Our goal is to offset all cost increases, including commodity, inflationary and investment costs, with pricing actions and productivity programs. While the year is likely to begin with a favorable price and commodity cost relationship, we expect to be facing several cost headwinds including higher pension and medical expense. By carefully managing all of our input costs and balancing those with pricing actions and productivity programs we expect to leverage the higher volume to expand our operating margins. Finally, we expect to remain active on the acquisition front. We closed on a couple of smaller deals in the fourth quarter and with our strong balance sheet position we intend to do more acquisitions in 2012.”

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated”, “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, “intend” and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; anticipated impacts from the Federal stimulus package; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiative and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition;

and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantiative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2010.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2011 revenues of $2.9 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, India, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Shelton, CT.

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Income

(unaudited)

(in millions, except per share data)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010
Net Sales	$740.0	$639.3	$2,871.6	$2,541.2
Cost of goods sold	503.7	432.5	1,947.9	1,712.5

Gross Profit	236.3	206.8	923.7	828.7
Selling & administrative expenses	126.5	115.8	499.9	460.9

Operating income	109.8	91.0	423.8	367.8
Operating income as of % of Net sales	14.8%	14.2%	14.8%	14.5%
Loss on extinguishment of debt	—	(14.7)	—	(14.7)
Interest expense, net	(7.3)	(8.1)	(29.6)	(31.0)
Other expense, net	(0.6)	(0.1)	(4.4)	(1.7)

Total other expense, net	(7.9)	(22.9)	(34.0)	(47.4)
Income before income taxes	101.9	68.1	389.8	320.4
Provision for income taxes	31.4	17.9	119.6	101.6

Net income	$70.5	$50.2	$270.2	$218.8
Less: Net income attributable to noncontrolling interest	0.5	0.5	2.3	1.6

Net income attributable to Hubbell	$70.0	$49.7	$267.9	$217.2

Earnings Per Share:
Basic	$1.18	$0.82	$4.47	$3.61
Diluted	$1.17	$0.81	$4.42	$3.59

Cash dividends per common share	$0.38	$0.36	$1.52	$1.44

HUBBELL INCORPORATED

Condensed Consolidated Balance Sheet

(unaudited)

(in millions)

	September 30,	September 30,
	December 31, 2011	December 31, 2010
ASSETS

Cash and cash equivalents	$569.6	$520.7
Short-term investments	12.8	8.8
Accounts receivable, net	394.3	341.8
Inventories, net	318.3	298.4
Deferred taxes and other	58.5	56.4

TOTAL CURRENT ASSETS	1,353.5	1,226.1

Property, plant and equipment, net	359.6	358.3
Investments	42.0	30.2
Goodwill	727.3	724.0
Intangible assets, net	269.5	273.5
Other long-term assets	94.6	93.7

TOTAL ASSETS	$2,846.5	$2,705.8

LIABILITIES AND EQUITY

Short-term debt	$2.9	$1.8
Accounts payable	215.7	160.8
Accrued salaries, wages and employee benefits	71.1	70.4
Accrued insurance	46.2	48.5
Dividends payable	22.5	21.9
Other accrued liabilities	133.7	141.6

TOTAL CURRENT LIABILITIES	492.1	445.0

Long-term debt	596.3	595.9
Other non-current liabilities	284.6	201.4

TOTAL LIABILITIES	1,373.0	1,242.3

Hubbell Shareholders’ Equity	1,467.8	1,459.2
Noncontrolling interest	5.7	4.3

TOTAL EQUITY	1,473.5	1,463.5

TOTAL LIABILITIES AND EQUITY	$2,846.5	$2,705.8

HUBBELL INCORPORATED

Earnings Per Share Calculation

(unaudited)

(in millions, except per share amounts)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010
Numerator:
Net income attributable to Hubbell	$70.0	$49.7	$267.9	$217.2
Less: Earnings allocated to participating securities	0.3	0.2	1.0	0.9

Net income available to common shareholders	$69.7	$49.5	$266.9	$216.3

Denominator:
Average number of common shares outstanding	58.9	60.4	59.7	59.9
Potential dilutive shares	0.6	0.6	0.7	0.4

Average number of diluted shares outstanding	59.5	61.0	60.4	60.3

Earnings per Share:
Basic	$1.18	$0.82	$4.47	$3.61
Diluted	$1.17	$0.81	$4.42	$3.59

HUBBELL INCORPORATED

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in millions)

	September 30,	September 30,
	Year Ended December 31
	2011	2010

Cash Flows From Operating Activities
Net income attributable to Hubbell	$267.9	$217.2
Depreciation and amortization	68.2	72.5
Stock-based compensation expense	15.1	11.4
Deferred income taxes	18.8	25.0
Changes in working capital	(21.5)	(38.9)
Contributions to defined benefit pension plans	(22.7)	(23.7)
Other, net	9.2	2.7

Net cash provided by operating activities	335.0	266.2

Cash Flows From Investing Activities
Capital expenditures	(55.4)	(47.3)
Acquisition of businesses, net of cash acquired	(29.6)	—
Net change in investments	(14.4)	(10.5)
Other, net	12.9	3.1

Net cash used in investing activities	(86.5)	(54.7)

Cash Flows From Financing Activities
Short-term debt borrowings, net	1.4	1.7
Payment of long-term debt	—	(200.0)
Issuance of long term debt, net	—	297.5
Payment of dividends	(90.1)	(85.6)
Acquisition of common shares	(137.7)	(23.3)
Proceeds from exercise of stock options	21.9	49.3
Other, net	6.2	5.9

Net cash (used in) provided by financing activities	(198.3)	45.5

Effect of foreign exchange rate changes on cash and cash equivalents	(1.3)	5.2

Increase in cash and cash equivalents	48.9	262.2
Cash and cash equivalents
Beginning of period	520.7	258.5

End of period	$569.6	$520.7

HUBBELL INCORPORATED

Segment Information

(unaudited)

(in millions)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010

Net Sales
Electrical	$513.6	$449.9	$2,004.2	$1,808.2
Power	226.4	189.4	867.4	733.0

Total Net Sales	$740.0	$639.3	$2,871.6	$2,541.2

Operating Income
Electrical	$73.7	$63.6	$282.0	$248.7
Power	36.1	27.4	141.8	119.1

Total Operating Income	$109.8	$91.0	$423.8	$367.8

Operating Income as a % of Net Sales
Electrical	14.3%	14.1%	14.1%	13.8%
Power	15.9%	14.5%	16.3%	16.2%
Total	14.8%	14.2%	14.8%	14.5%

HUBBELL INCORPORATED

Non-GAAP Financial Measures

(unaudited)

(in millions)

Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	September 30,	September 30,
	December 31, 2011	December 31, 2010
Total Debt	$599.2	$597.7
Total Hubbell’s Shareholders’ Equity	1,467.8	1,459.2

Total Capital	$2,067.0	$2,056.9

Total Debt to Total Capital	29%	29%

Total Debt	$599.2	$597.7
Less: Cash and cash equivalents	(569.6)	(520.7)
Investments	(54.8)	(39.0)

Net Debt	$(25.2)	$38.0

Net Debt to Total Capital	(1%)	2%

Note:	Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage for evaluating the Company’s ability to meet its funding needs.

Free Cash Flow Reconciliation

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010

Net cash provided by operating activities	$117.8	$90.2	$335.0	$266.2
Less: Capital Expenditures	(14.1)	(13.5)	(55.4)	(47.3)

Free cash flow	$103.7	$76.7	$279.6	$218.9

Note:

Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and strengthening the balance sheet.

	September 30,	September 30,
HUBBELL INCORPORATED Non-GAAP Financial Measures (Continued) (unaudited) (in millions) Reconciliation of Adjusted Net income attributable to Hubbell

	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
Net income attributable to Hubbell as reported	$70.0	$49.7
Debt extinguishment	—	9.1

Adjusted Net income attributable to Hubbell	$70.0	$58.8

Note:	Management believes that adjusted Net income attributable to Hubbell is useful because it allows more consistent comparisons of Hubbell’s underlying operating results between periods.

Reconciliation of Adjusted Earnings Per Diluted Share

	September 30,	September 30,
	Three Months Ended	Three Months Ended
	December 31, 2011	December 31, 2010
Earnings Per Diluted Share as reported	$1.17	$0.81
Debt extinguishment	—	0.15

Adjusted Earnings Per Diluted Share	$1.17	$0.96

Note:	Management believes that adjusted earnings per diluted share is useful because it allows more consistent comparisons of Hubbell’s underlying operating results between periods.